UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2013

Independence Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	333-121485	20-1734180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 East Washington Street, Greenville, South Carolina, 29601
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (864) 672-1776

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of

Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2013, Alvin G. Hageman was appointed to the Board of Directors of Independence Bancshares, Inc. (the “Company”) as a new member of the Company’s Board of Directors. No committee assignments have been made yet for Mr. Hageman. Mr. Hageman is entitled to receive directors’ fees for his service as a board member, if and when such fees are subsequently approved by the Board. The Company does not currently pay outside directors fees for their board meeting or committee meeting attendance.

Mr. Hageman, 70, is currently Co-Chief Investment Officer and Partner of MPIB Holdings, LLC (“MPIB”), which is described in more detail below. From 2003 to 2011, he served as Co-Chief Investment Officer and Partner of Paramax Capital Group, LLC, a private capital, advisory and asset finance company focused exclusively on the financial services sector. Prior to that role, Mr. Hageman spent 25 years at Citigroup managing multiple Citigroup regional offices and ultimately co-headed the Global Securitization, Asset-backed and Mortgage Group, managing 300 professional employees located in New York, London, Tokyo, and Hong Kong. Mr. Hageman has extensive experience with all asset-backed sectors, including credit cards, auto loans, student loans, equipment loans and leases, and foreign and domestic trade receivables.

Mr. Hageman and Gordon A. Baird, the Company’s Chief Executive Officer founded MPIB in July 2011 to focus on digital payments, mobile banking, and consumer finance. Since that time, MPIB has been developing a business model for the payments business and holding discussions regarding the business with retailers and other potential customers. As described in more detail in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 8, 2013, the Company is currently negotiating an arm’s-length agreement with MPIB under which the Company would obtain the right to acquire MPIB or its assets, including its intellectual property, customer agreements and relationships. Any such acquisition would be subject to us obtaining any required regulatory approvals. Mr. Hageman and Mr. Baird are excluded from negotiating with MPIB as directors of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENCE BANCSHARES, INC.

Dated: April 29, 2013	By: /s/ Gordon A. Baird
Gordon A. Baird
Chief Executive Officer